EXHIBIT 10.17
June 10, 2013

James Burrows
Re: EMPLOYMENT TERMS
Dear James:
LDR Holding Corporation (the “Company”) is pleased to offer to continue your employment as Chief Operating Officer of the Company on the terms and conditions set forth in this letter, effective as of June 10, 2013 (the “Effective Date”). This letter amends and restates in its entirety any prior agreement you have with the Company with respect to your employment (the “Original Employment Letter”).
1.    TERM. The employment relationship between you and the Company will be at-will. You and the Company will have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided herein.
2.    POSITION, DUTIES AND RESPONSIBILITIES. During the period of the employment relationship between you and the Company (the “Term”), the Company will employ you, and you agree to be employed by the Company, as Chief Operating Officer of the Company. In the capacity of Chief Operating Officer, you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention serving the Company in such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Chief Executive Officer of the Company (the “CEO”), and will work full-time at our principal offices located at 13785 Research Blvd., Austin, TX 78750 (or such other location as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities.
3.    BASE COMPENSATION. During the Term, the Company will pay you a base salary of $230,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.
4.    ANNUAL BONUS. In addition to the base salary set forth above, during the Term, you will be eligible to participate in the Company’s executive bonus plan applicable to similarly situated executives of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target (but not necessarily maximum) annual bonus shall be $60,000. Your annual bonus may be subject to increase pursuant to the Company’s policies as in effect from time to time.
5.    BENEFITS AND VACATION. During the Term, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof. During the Term, you will also be eligible for standard benefits, such as medical, vision and dental insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies. The benefits described in this Section 5 will be subject to change from time to time as deemed appropriate and necessary by the Company.

LDR Spine USA, Inc. - 13785 Research Blvd. - Suite 200 - Austin, TX 78750 - USA
Tel.: + 1 512-344-3333 - Fax: + 1 512-344-3350 - email: ldrspine@ldrspine.com - www.ldrspine.com

6.	SEVERANCE BENEFITS.
(a)    In the event of a termination of your employment by the Company without Cause or by you for Good Reason (each as defined below), then, in addition to any other accrued amounts payable to you through the date of termination of your employment, (1) the Company will pay you a lump-sum severance payment (the “Severance Payment”) in an amount equal to the sum of (x) your annual base salary as in effect on the date of termination for the Severance Term, as defined below, and (y) any unpaid bonus through the date of your termination (any such bonus shall be presumed to have been earned, and any bonus that is paid on a quarterly basis or annual basis shall be paid on pro rata basis for the number of days through the date of your termination for the applicable period), and (2) provided that you properly elect COBRA continuation coverage, the Company will pay the COBRA premium for health care coverage for you and your spouse and covered dependents, as applicable and to the extent eligible (the “COBRA Benefits”), for the Severance Term immediately following the date of termination of your employment. In addition, each of your then outstanding equity awards, immediately prior to the effective time of the termination of your employment, will become vested and exercisable with respect to that number of additional shares that would have become vested during the Severance Term immediately following the date of such termination had you remained employed by the Company through such period.
(b)    In the event a Change in Control occurs during the Term and (a) you are not offered continued employment by the acquiring company and in connection therewith you are terminated without Cause or you terminated your employment for Good Reason, or (b) you are offered continuing employment, but you are terminated without Cause or you terminate your employment for Good Reason, in either event, within twelve (12) months following such Change in Control event, then, in addition to any other accrued amounts payable to you through the date of termination of your employment, (1) the Company will pay you a lump-sum severance payment (the “Severance Payment”) in an amount equal to the sum of (x) your annual base salary as in effect on the date of termination for the Severance Term, as defined below, (y) any unpaid bonus through the date of your termination (any such bonus shall be presumed to have been earned, and any bonus that is paid on a quarterly basis or annual basis shall be paid on pro rata basis for the number of days through the date of your termination for the applicable period), and (z) provided that the Company has completed an IPO, one hundred percent (100%) of your target annual bonus for the fiscal year of the Company in which such termination occurs; and (2) provided that you properly elect COBRA continuation coverage, the Company will pay the COBRA premium for health care coverage for you and your spouse and covered dependents, as applicable and to the extent eligible (the “COBRA Benefits”), for the twelve (12)-month term immediately following the date of termination of your employment. In addition, each of your then outstanding equity awards, immediately prior to the effective time of the termination of your employment, will become fully vested and exercisable. Except as set forth above, you shall not be entitled to any Severance Payment, COBRA Benefits, or additional equity vesting in the event you are offered continued employment by the acquiring company following such Change in Control event with the acquiring company assuming this Agreement, or entering into an agreement substantially similar to this Agreement.
(c)    Any Severance Payment, COBRA Benefits, vesting and/or any other benefits contemplated by this Section 6 are conditional on you (i) signing and returning to the Company a non-revocable general release of claims providing for a release of all claims relating to your employment and/or this letter against the Company or its successor, its subsidiaries and parent company and their respective directors, officers and stockholders, in a form satisfactory to the Company (the “Release”); provided that such Release becomes effective and irrevocable no later than sixty (60) days following your termination of employment date or such earlier date required by the Release (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, you will forfeit any rights to any Severance Payment, COBRA Benefits, vesting and/or any other benefits under this Section 6 or elsewhere in this letter.  Any Severance Payment under this letter will be paid on the first payroll date that occurs on or after the date the Release becomes effective; but in any event will be paid no later than March 15th of the year following the year in which your employment was terminated. Any payments or benefits under this letter that would be considered deferred compensation under Section 409A will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your termination of employment; provided that if you are deemed at the time of your termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter is required in order to avoid an additional tax under Section 409A(a)(1)(B) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your termination of employment, (b) the date of your death, or (c) such earlier date that will avoid the imposition of the additional tax under Section 409A(a)(1)(B).   Upon the expiration of the applicable six-month period pursuant to Code Section 409A(a)(2)(B)(i), all payments deferred pursuant to this Section 6 shall be paid in a lump sum to you.
(d)    In the event of a termination of your employment due to your Disability or death, each of your then outstanding equity awards will become fully vested and exercisable immediately prior to the date of your Disability or death.  In addition, the Company will pay the COBRA premium for health care coverage for you (in the event of your Disability), your spouse and covered dependents, as applicable and to the extent eligible (the “COBRA Benefits”), for the Severance Term immediately following the date of your termination. In no event shall you or your estate or beneficiaries be entitled to any of the Severance Payments set forth in this Section 6 other than as set forth in this Section 6(d).
(e)    In no event shall you be entitled to any benefits set forth in this Section 6 in the event of a termination of your employment by the Company with Cause or by you for no Good Reason, and you shall be entitled solely to your compensation and other benefits accrued as of the date of your termination.
(f)    You agree that upon termination of your employment for any reason, your membership on the Board, the board of directors of any of the Company’s affiliates, any committees of the Board, any committees of the board of directors of any of the Company’s affiliates, and any and all offices held, if applicable, shall be automatically terminated. You agree to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.
(g)    For purposes of this letter:
(A)    “Severance Term” shall mean (a) six (6) months in the event the Company has not completed an IPO (as defined in Exhibit A) and (b) twelve (12) months in the event the Company has completed an IPO (as defined in Exhibit A);
(B)    “Cause” shall mean (i) your willful, knowing or grossly negligent failure or refusal to perform your duties under this Agreement or to follow the reasonable directions of the CEO which has continued for thirty (30) days following written notice of such failure or refusal from the CEO; (ii) your breach of any fiduciary duty to the Company; (iii) material and willful misfeasance or malfeasance by you in connection with the performance of your duties under this Agreement; (iv) your commission of an act which is a fraud or embezzlement or a crime involving moral turpitude; (v) the conviction of you for, or a plea of guilty or nolo contendere by you to a criminal act which is a felony; (vi) a material breach or default by you of any provision of this Agreement which has continued for thirty (30) days following notice of such breach or default from the CEO; (vii) your abuse of drugs or alcohol to the detriment of the Company;
(C)    “Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason within 30 days after notice from you that Good Reason exists: (i) a material reduction of your duties and responsibilities hereunder; (ii) a relocation of your principal workplace more than 50 miles outside the workplace you have been assigned to work over the prior six (6) month period, without your consent, which shall not be unreasonably withheld in the event such relocation is to another principal office of the Company in the same country as your current workplace; (iii) the Company’s reduction of your annual base salary in effect on the date hereof or as the same may be increased from time to time, other than in the event of a reduction in compensation of all executive officers of the Company, generally, so long as your reduction is no more than the average reduction; (iv) if in connection with a Change in Control the acquiring company does not expressly assume this Agreement or offer to enter into an agreement with you on terms substantially similar to this Agreement in all material respects; or (v) a breach by the Company of this Agreement; provided that written notice of your resignation for Good Reason must be delivered to the Company within 30 days after the date you first know or should reasonably know of the occurrence of any such event in order for your resignation with Good Reason to be effective hereunder.
(D)    “Disability” shall mean any illness or any physical or mental impairment which substantially limits a major life activity and that, with or without reasonable accommodation by the Company, (i) renders it impossible or impracticable for you to perform your duties and responsibilities hereunder for a continuous period of at least 3 months or (ii) prevents you from performing your essential duties and responsibilities hereunder for more than 6 months during any 12 month period as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by you; provided, however, that if the opinion of the Company’s physician and your physician conflict, the Company’s physician and your physician shall together agree upon a third physician, whose opinion shall be binding. The foregoing definition of “Disability” is not intended to and shall not affect the definition of “disability” or any similar term in any insurance policy the Company or any of its affiliates may provide.
7.    CODE SECTION 280G.
(a)    In the event it shall be determined that any payment or distribution to you or for your benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this letter or otherwise (a “Payment”), would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit received by you if no such reduction was made. For purposes of this Section 7(a), “net after-tax benefit” shall mean (i) the Payments which you receive or are then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments.
(b)    All determinations required to be made under this Section 7 shall be made by such nationally recognized accounting firm as may be selected by the Audit Committee of the Board as constituted immediately prior to the Change in Control (the “Accounting Firm”), provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to you and the Company within 15 business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided that you reasonably believe that any of the Payments may be subject to the Excise Tax) or the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
8.    EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, NON-COMPETE, AND NON-SOLICITATION AGREEMENT. As a condition of your employment with the Company, you agree to execute, be bound by, and abide by the Company’s standard Employment, Confidential Information, Invention Assignment, Non-Compete, and Non-Solicitation Agreement (the “Standard Agreement”), a copy of which is attached hereto as Exhibit B. To the extent of any conflict between the provisions of this Agreement and the provisions of the Standard Agreement, the provisions of this Agreement shall govern. To the extent this Agreement is between the Company and one of the three (3) Founders of the Company, the provisions of the Standard Agreement with respect to your obligations not to compete or not to solicit shall not apply unless the Company has completed an IPO.
9.    COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company policies, procedures, rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated.
10.    WITHHOLDING. The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
11.    ARBITRATION AND EQUITABLE RELIEF.
(a)    Except as provided in subsection (b) below, you agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Austin, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and you shall each pay one-half of the costs and expenses of such arbitration, and the Company and you shall each separately pay counsel fees and expenses.
(b)    You agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach or attempted breach of the covenants set forth in the Employment, Confidential Information, Invention Assignment, Non-Compete, and Non-Solicitation Agreement. Accordingly, you agree that if you breach any of such provisions, the Company will have available, in addition to any other right or remedy available, the right, to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. You further agree that no proof of damages and no bond or other security shall be required in obtaining such equitable relief, and you hereby consent to the issuance of such injunction and to the ordering of specific performance. You agree that any violation or breach of this Agreement by the Company shall not constitute a defense to the remedies provided in this Section 11(b). You agree to pay all legal fees and expenses arising out of such action if the arbitrator determines that the Company has substantially prevailed in such action.
12.    Governing Law; Venue; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAW PRINCIPLES, AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN TRAVIS COUNTY, TEXAS. TO THE EXTENT NECESSARY OUTSIDE OF THE REQUIREMENTS SET FOR ABOVE RELATED TO ARBITRATION, YOU HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TRAVIS COUNTY, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST YOU, OR BY YOU, EITHER BY OR AGAINST THE COMPANY, WHETHER IN LAW OR IN EQUITY, ARISING FROM OR RELATING TO THIS AGREEMENT. I AGREE THAT THIS AGREEMENT IS PERFORMABLE IN TRAVIS COUNTY, TEXAS.
13.    ENTIRE AGREEMENT. As of the Effective Date, this letter constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by the Company or any of its subsidiaries, affiliates, successors, or assigns (including, without limitation, the Original Employment Letter).
14.    SEVERABILITY. Whenever possible, each provision of this letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this letter, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.
15.    ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.
16.    SECTION 409A OF THE CODE. To the extent that any payments or benefits under this letter are deemed to be subject to Section 409A of the Code, this letter will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder in order to (a) preserve the intended tax treatment of the benefits provided with respect to such payments and (b) comply with the requirements of Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  Nothing in this letter shall be construed as a guarantee by the Company of any particular tax effect. The Company shall not be liable to you for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this letter as an amount includible in gross income under Section 409A.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files.

Sincerely,
LDR HOLDING CORPORATION, a Delaware corporation
	By:	/s/ Scott E. Way
Scott E. Way
General Counsel

Accepted and Agreed, this 10 day of June, 2013.
/s/ James Burrows
James Burrows

EXHIBIT A
For purposes of this letter, “Change in Control” means and includes each of the following:
(a)    A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or clause (c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d)    The Company’s stockholders approve a liquidation or dissolution of the Company.
For purposes of this letter, “IPO” means the following: a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and sale of the Common Stock of the Company in the aggregate amount of at least twenty million dollars ($20,000,000).

EXHIBIT B

EMPLOYMENT, CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT, NON-COMPETE, AND NON-SOLICITATION AGREEMENT
As a condition of my employment with LDR Holding Corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my further employment with the Company and my receipt of the compensation now and hereafter paid to me by Company and as described in Section 7(b) herein, I agree to the following:
1.At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.
2.Confidential Information.
(a)Company Information. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.
(b)Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
(c)Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
3.Inventions.
(a)Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my

Initial /s/ JB

employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
(b)Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section (f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.
(c)Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
(d)Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
(e)Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
(f)Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that I performed for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Exhibit A.
4.Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence including emails, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns,

-2-	Initial /s/ JB

including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.
5.Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
6.Solicitation of Employees. I agree that during my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.
7.Non-Competition.
(a)Definitions. The following terms shall have the meanings set forth below:
“Competing Product” shall mean any product, process, or service that is the same as or similar to (or would serve as a substitute for) and competitive with any product, process, or service (i) that Company is researching, developing, manufacturing, distributing, selling, and/or providing at the time of my separation from employment with the Company and (ii) which I worked in conjunction with or obtained any trade secret or other Confidential Information about at any time during the two (2) years immediately preceding my separation from employment with Company.
“Competing Organization” shall mean any organization that researches, develops, manufactures, markets, distributes, and/or sells one or more Competing Products. A Competing Organization is diversified if it operates multiple, independently operating business divisions, units, lines, or segments some of which do not research, develop, manufacture, market, distribute, or sell any Competing Products.
“Prohibited Capacity” shall mean: (i) any same or similar capacity to that held by me during the last two (2) years of my employment with Company and/or (ii) any other capacity in which my knowledge of Confidential Information and/or Inventions would render my assistance to a Competing Organization a competitive advantage.
“Territory” shall mean all countries, territories, and states in which the Company or any of its affiliates are then marketing or selling any product at the time of termination of my employment with Company; provided, however, that if I am engaged primarily as a sales person or sales manager, the Territory shall be restricted to the geographic territory for which I had direct or indirect responsibility during the twelve (12)-month period preceding my termination of employment with the Company. To the extent I am not engaged primarily as a sales person or sales manager, I acknowledge that this geographic scope is reasonable given my position with Company, the international scope of Company’s business, and the fact that I could compete with Company from anywhere Company does business. I may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
“Restricted Period” shall mean the date I execute this Agreement, continuing through the twelve (12) months after my last day of employment with the Company unless otherwise extended by my breach of this Agreement. The running time on the Restricted Period shall be suspended during any period in which I am in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period I was in violation of any such restrictions.
“Customer” shall mean any person or entity to whom or which Company sold or provided any products and/or services during the last two (2) years of my employment with the Company and that I specifically marketed to and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of any Company products or services at any time during the last two (2) years of my employment with the Company.

-3-	Initial /s/ JB

“Active Prospect” shall mean any person or entity that I individually and specifically marketed to and/or held discussion with regarding the research, development, manufacture, distribution, and/or sale of any Company products or services at any time during the last twelve (12) months of my employment with the Company.
(b)Consideration. I shall, in consideration of the covenants set forth herein, the sufficiency and adequacy of which I acknowledge, be provided valuable training, valuable business and customer relationships, LDR’s goodwill, and access to its Confidential Information.
(c)Restrictive Covenants. During the Restrictive Period, I agree to be bound by each of the following independent and divisible restrictions:
(i)Covenant Not to Compete. I will not, within the Territory, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity; provided, however, that I may be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization provided that: (i) the Competing Organization’s business is diversified; (ii) the part of the Competing Organization’s diversified business with which I will be affiliated would not, evaluated on a stand-alone basis, be a Competing Organization; (iii) my affiliation with the Competing Organization does not involve any Competing Products; (iv) I provide Company a written description of my anticipated activities on behalf of the Competing Organization which includes, without limitation, an assurance satisfactory to Company that my affiliation with the Competing Organization does not constitute a Prohibited Capacity; and (v) my affiliation with the Competing Organization would not likely cause me to inevitably use and/or disclose any of Company’s trade secrets or other Confidential Information.
(ii)Covenant Not to Solicit Customers or Active Prospects. I will not (i) provide, sell, or market; (ii) assist in the provision, selling, or marketing of, or (iii) attempt to provide, sell or market any Competing Products to any Customers or Active Prospects located in the Territory.
(iii)Covenant Not to Interfere with Business Relationships. I will not, within the Territory, urge, induce, or seek to induce any of Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers, or any other person or entity with whom Company has a business relationship at the time of my separation from Company to terminate its or their relationship with, or representation of, Company or to cancel, withdraw, reduce, limit, or in any manner modify any such person’s or entity’s business with, or representation of, Company.
(d)Remedies. I covenant and agree that if I violate any of the covenants or agreements under this Section 7, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations, or benefits which I directly or indirectly have realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or under this Agreement.
8.Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
9.Arbitration and Equitable Relief.
(a)Arbitration. Except as provided in subsection (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Austin, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.
(b)Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach or attempted breach of the covenants set forth in Sections 2, 3, 6, or 7. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right

-4-	Initial /s/ JB

or remedy available, the right, to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no proof of damages and no bond or other security shall be required in obtaining such equitable relief, and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I agree that any violation or breach of this Agreement by the Company shall not constitute a defense to the remedies provided in this Section 9(b). I agree to pay all legal fees and expenses arising out of such action if the arbitrator determines that the Company substantially prevailed in such action.
10.General Provisions.
(a)Governing Law; Venue; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAW PRINCIPLES, AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN TRAVIS COUNTY, TEXAS. TO THE EXTENT NECESSARY OUTSIDE OF THE REQUIREMENTS SET FORTH ABOVE RELATED TO ARBITRATION, I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TRAVIS COUNTY, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY, WHETHER IN LAW OR IN EQUITY, ARISING FROM OR RELATING TO THIS AGREEMENT. I AGREE THAT THIS AGREEMENT IS PERFORMABLE IN TRAVIS COUNTY, TEXAS.
(b)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No oral statements made by either party either before or after signing this Agreement are part of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
(c)Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Agreement relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.
(d)Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
(e)Construction. The language used in this Agreement will be deemed to by the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.
11.I acknowledge and agree to each of the following items:
(a)I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and
(b)I have carefully read and considered this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them. I agree that the restrictions set forth (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth) are fair and reasonable and are reasonably required for the protection of the interest of the Company, its officers, directors and other employees; and
(c)I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

[Remainder of this page intentionally left blank]

-5-	Initial /s/ JB

“Employee”

/s/ James Burrows
(Signature)

James Burrows
(Print Name)

Date:	June 10, 2013

Witness:	/s/ Mindy L. Norman

LDR HOLDING CORPORATION

/s/ Scott Way
(Signature)

Scott Way
(Print Name)

Date:	June 10, 2013

EMPLOYMENT, CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT, NON-COMPETE, AND NON-SOLICITATION AGREEMENT SIGNATURE PAGE

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

X    No inventions or improvements
____    Additional Sheets Attached

Signature of Employee:	/s/ James Burrows

Print Name of Employee:	James Burrows

Date:	June 10, 2013

EXHIBIT B
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to LDR Holding Corporation, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information, Invention Assignment, Non-Compete, and Non-Solicitation Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I confirm my agreement to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I confirm my agreement not to solicit employees or customers or compete with the Company for twelve (12) months from this date as more fully set forth in the Employment, Confidential Information, Invention Assignment, Non-Compete, and Non-Solicitation Agreement.

Date:
(Employee’s Signature)
(Type/Print Employee’s Name)